Exhibit 10.10

Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

October 3, 2018

Dear Justin Dean:

This letter is to memorialize the offer of employment (the “Offer”) made to Justin Dean by Ghost Management Group, LLC (the “Company”) and to set forth the specific terms and conditions of your employment.

1)
Position. The Company offers you the full-time, exempt, regular position of Chief Information Officer at our Irvine, California office located at 41 Discovery, Irvine, California 92618. In this position, your current supervisor is Doug Francis.

2)
At-Will Employment. Subject to the terms and conditions of this Offer, the Company agrees to employ you and you agree to be employed by the Company commencing no later than November 5, 2018. If you have not commenced employment with the Company by this date, this Offer shall be null and void and of no further effect. You shall be employed on an at-will basis, meaning that either the Company or you may, at any time, with or without cause and with or without notice, terminate the employment relationship. You and the Company agree that it is the express intent of each of us that your employment shall be at will. Nothing in this Offer or the relationship between you and the Company now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or any right to continued employment, or any limit on the discretion of the Company to modify terms and conditions of employment. No employee or representative of the Company has the authority to modify this at-will policy except for the CEO of the Company, and any such modification to this at-will employment policy must be in a written agreement signed by both the employee and the CEO of the Company. This constitutes an integrated agreement with respect to the at-will nature of the employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment policy.

3)
Duties. Your title will be Chief Information Officer. In such capacity, you shall be responsible for all duties commensurate with those generally expected of your title as well as any set forth in your job description. You shall also have such other responsibilities as may be assigned to you from time to time by your manager other senior officer of the Company.

4)	Compensation and Benefits.

a.
Salary. You will receive a base salary at the rate of $475,000, annualized, payable in accordance with the Company’s normal payroll practices. In addition, you will be eligible for a discretionary bonus, with the attainment of such bonus being based upon performance. Any bonus payable hereunder shall be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A‑(b)(4).

b.
Equity. You will be granted 3,000 unvested Class B Units (the “Employee Class B Units”) in WM Holding Company, LLC, the parent company of the Company (the “Parent”), pursuant to the terms and conditions set forth in an Equity Award Agreement (the “Award Agreement”) to be entered into between you and the Parent following your start date with the Company and in accordance with its internal policies regarding the grant of equity incentive units. Your Employee Class B Units will vest on a quarterly basis over four (4) years from your start date with the Company, with the vesting during the first year not accruing until the twelve (12) month anniversary of your start date with the Company (i.e. 1/4 of your Employee Class B Units shall vest on such anniversary) (such date, the “Vesting Cliff”), assuming you are still employed by the Company at such time. Following the Vesting Cliff, your Employee Class B Units shall continue to vest on a prorated quarterly basis provided you are employed by the Company on each such quarterly vesting date. Your Employee Class B Units will be subject to the terms and conditions set forth in the Parent’s Amended and Restated Equity Incentive Plan, as amended from time-to-time (the “Incentive Play”). You acknowledge that you have reviewed the Incentive Plan.

c.
Withholdings and Deductions. All payments made under this Offer by the Company shall be subject to all required federal, state, and local withholdings and such deductions as you may instruct the Company to take.

d.
Benefits. You will be entitled to employee benefits on the same basis as those benefits are made available to other similarly situated Company employees. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. The Company reserves to itself or its designated administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company or its designated administrator reserves the right to modify or terminate each benefit plan or program with or without prior notice to employees. Details about current benefit plans and programs are available in the office of the Company’s benefits administrator.

e.
Vacation. You will receive paid vacation according to the Vacation policy set forth in the Employee Handbook. You will be eligible to accrue paid vacation at the rate set forth in the Employee Handbook. Payment of accrued but unused vacation will be made upon termination of employment.

f.	Paid Sick Leave. You will be eligible for paid sick leave according to the Company Sick Leave Policy set forth in the Employee Handbook.

g.	Exclusive Compensation. You agree that your compensation under this Section 4 constitutes the full and exclusive consideration and compensation for all services rendered by you under this Offer.

5)	Conditions of Employment.

a.
Policies and Procedures. You agree to adhere to Company policies and procedures, including all policies contained in the Company’s Employee Handbook, which you will receive when you begin employment. From time to time, Company policies and procedures may be amended by the Company and will be called to your attention.

b.
Background Check and Eligibility. This Offer is contingent upon a satisfactory background and reference check, which may be conducted in whole or in part by a consumer reporting agency; including, but not limited to, education and employment verification, and proof of your eligibility to work in the United States. You agree to timely complete and return to the Company all documentation provided to you under the Fair Credit Reporting Act for the purpose of completing such background and/or credit check.

c.
Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

d.
Confidential Information, Non-Solicitation and Inventions Assignment Agreement. Enclosed is the Company’s Confidential Information, Non-Solicitation and Inventions Assignment Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to me a signed copy of that agreement.

e.
Arbitration Agreement. Enclosed is the Company’s Mutual Agreement to Arbitrate All Employment-Related Disputes, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to me a signed copy of that agreement.

f.
Modification. The Company reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at-will employment policy.

g.
No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by the Company regarding the kind, character, or  existence of such work, or the length of time such work will last, or the compensation therefore.

h.	Prior Agreements. This letter supersedes any prior agreements regarding your employment with the Company.

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If you accept the terms of the foregoing offer of employment, please so indicate by signing and dating below and returning it to my attention no later than October 6, 2018.

Sincerely,
GHOST MANAGEMENT GROUP, LLC

By:	/s/ Doug Francis
Doug Francis, CEO
ACCEPTED AND AGREED:

/s/ Justin Dean
Print Name:	Justin Dean
Date:	Oct 3, 2018